Exhibit 99.1

Medley Capital Corporation Announces Fourth Quarter and Fiscal Year Ended September 30, 2015 Financial Results, Increase in the Share Repurchase Program to $50 Million, and Management Fee Reductions

New York, NY – December 4, 2015

Financial Results for the Quarter and Year Ended September 30, 2015

Fourth Quarter Highlights

•	Declared a dividend of $0.30 per share
•	Net investment income of $0.31 per share
•	Net asset value (NAV) of $11.00 per share
•	Received investment grade ratings from two agencies
•	Extended the revolver and term loan
•	Lowered pricing on the term loan

Post Quarter-end Highlights

•	The Board of Directors approved an increase of the current share repurchase program to $50 million, extended the duration through December 31, 2016 and approved entering into a 10b5-1 program to buy back the company’s stock at a price up to the most recent quarterly NAV per share
•	MCC Advisors recommended, and in consultation with the Board, determined to reduce fees under the Investment Management Agreement

Portfolio Investments

The total value of our investments was $1,216.1 million at September 30, 2015. As of September 30, 2015, the Company had investments in securities of 72 portfolio companies with approximately 60.2% consisting of senior secured first lien investments, 30.6% consisting of senior secured second lien investments, 3.7% in unsecured debt and 5.5% in equities / warrants. As of September 30, 2015, the weighted average yield based upon the cost basis of our portfolio investments, excluding cash and cash equivalents, was 12.3%.

Results of Operations: Three Months Ended September 30, 2015

For the three months ended September 30, 2015, the Company reported net investment income per share and net loss per share of $0.31 and $0.29 respectively, calculated based upon the weighted average shares outstanding. As of September 30, 2015, the Company’s NAV was $11.00 per share.

Investment Income

For the three months ended September 30, 2015, investment income was $36.6 million and consisted of $34.6 million of portfolio interest income and $2.0 million of fee income.

Expenses

For the three months ended September 30, 2015, total expenses were $19.1 million and consisted of the following: base management fees of $5.6 million, incentive fees of $4.4 million, interest and financing expenses of $6.8 million and professional fees, administrator expenses and other general and administrative related expenses of $2.3 million.

Net Investment Income

For the three months ended September 30, 2015, the Company reported net investment income of $17.6 million, or $0.31 on a weighted average per share basis, respectively.

Net Realized and Unrealized Gains/Losses

For the three months ended September 30, 2015, the Company reported a net realized loss of $42.3 million and net unrealized appreciation, including the provision for income taxes on unrealized gain on investments, of $8.1 million.

Results of Operations: Year Ended September 30, 2015

The Company reported net investment income and net loss of $1.27 per share and $0.26 per share, respectively, calculated based upon the weighted average shares outstanding, for the year ended September 30, 2015.

Investment Income

For the year ended September 30, 2015, gross investment income was $149.2 million and consisted of $138.4 million of portfolio interest income, $0.1 million of dividend income and $10.7 million of fee income.

Expenses

For the year ended September 30, 2015, total expenses were $76.3 million and consisted of the following: base management fees of $22.5 million, incentive fees of $18.2 million, interest and financing expenses of $25.5 million and professional fees, administrator expenses and other general and administrative related expenses of $10.1 million.

Net Investment Income

For the year ended September 30, 2015, the Company reported net investment income of $72.9 million, or $1.27 on a weighted average per share basis, respectively.

Net Realized and Unrealized Gains/Losses

For the year ended September 30, 2015, the Company reported a net realized loss of $60.9 million and net unrealized depreciation, including the provision for income taxes on unrealized loss on investments, of $26.8 million.

Liquidity and Capital Resources

On July 28, 2015, the Company announced an amendment, extension and reduction in pricing to its existing term loan credit facility (the "Term Loan Facility") and revolving credit facility (the "Revolving Facility").

The pricing on the Term Loan Facility was reduced from LIBOR plus 3.25% to LIBOR plus 3.00% with no floor. The pricing on the Revolving Facility will remain the same at LIBOR plus 2.75% with no floor.

Additionally, the Term Loan Facility's bullet maturity was extended from June 2019 to July 2020 and the Revolving Facility's revolving period was extended from June 2017 to July 2019, followed by a one-year amortization period and a final maturity in July 2020. The combined Revolving Facility and Term Loan Facility's total commitment and accordion feature remained the same at $517.5 million and $600 million, respectively.

As of September 30, 2015, the Company had a cash balance of $15.7 million and $192.7 million of debt outstanding under the Revolving Facility, $174.0 million of debt outstanding under the Term loan Facility, $150.0 million outstanding in SBA-guaranteed debentures, $40.0 million outstanding in aggregate principal amount of 7.125% senior notes due 2019 and $63.5 million outstanding in aggregate principal amount of 6.125% senior notes due 2023.

Credit Rating

During the quarter, the Company received investment grade ratings of BBB and BBB- from Egan-Jones Rating Company and Kroll Bond Rating Agency, Inc., respectively.

Dividend Declaration

On November 5, 2015, the Company’s Board of Directors declared a quarterly dividend of $0.30 per share payable on December 18, 2015 to holders of record as of November 25, 2015.

Increase in Share Repurchase Program

During the quarter ended September 30, 2015, 1.4 million shares were repurchased at a weighted average price of $8.35, including commission, with a total cost of approximately $11.7 million. Since inception of the stock repurchase program, the Company has repurchased a total of 2.4 million shares at a weighted average price of $8.89, including commission, with a total cost of approximately $21.2 million.

On December 3, 2015, the Board authorized an increase of the current share repurchase program to $50 million and extended the duration through December 31, 2016. Under this program, the Company has been authorized to programmatically buy stock up to NAV per share under a 10b5-1 program.

Fee Reduction

On December 3, 2015, MCC Advisors recommended and, in consultation with the Board, agreed to reduce fees under the investment management agreement. Beginning January 1, 2016, the base management fee will be reduced to 1.50% on gross assets above $1 billion. In addition, MCC Advisors will reduce its incentive fee from 20% on pre-incentive fee net investment income over an 8% hurdle, to 17.5% on pre-incentive fee net investment income over a 6% hurdle.  Moreover, the revised incentive fee will include a netting mechanism and will be subject to a rolling three-year look back from January 1, 2016 forward. Under no circumstances will the new fee structure result in higher fees to MCC Advisors than fees under the current investment management agreement.

Webcast/Conference Call

The Company will host an earnings conference call and audio webcast today, December 4, 2015, at 10:00 a.m. (Eastern Time).

All interested parties may participate in the conference call by dialing (877) 415-3181 approximately 5-10 minutes prior to the call, international callers should dial (857) 244-7324. Participants should reference Medley Capital Corporation and the participant passcode of 48309147 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company's website, http://www.medleycapitalcorp.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Company's website.

Financial Statements

Medley Capital Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	September 30, 2015	September 30, 2014

ASSETS
Investments at fair value
Non-controlled/non-affiliated investments (amortized cost of $1,175,785 and $1,215,422, respectively)	$1,131,894	$1,185,859
Controlled investments (amortized cost of $86,756 and $39,900, respectively)	74,198	38,244
Affiliated investments (amortized cost of $10,000 and $19,943, respectively)	10,000	21,435
Total investments at fair value	1,216,092	1,245,538
Cash and cash equivalents	15,714	36,731
Deferred financing costs, net	13,128	11,688
Interest receivable	9,543	13,096
Fees receivable	1,390	1,930
Receivable for dispositions and investments sold	579	14,290
Other assets	556	651
Deferred offering costs	208	222
Total assets	$1,257,210	$1,324,146

LIABILITIES
Revolving credit facility payable	$192,700	$146,500
Term loan payable	174,000	171,500
Notes payable	103,500	103,500
SBA debentures payable	150,000	100,000
Management and incentive fees payable	9,963	10,445
Accounts payable and accrued expenses	2,504	2,330
Deferred tax liability	1,797	1,592
Interest and fees payable	1,314	2,096
Administrator expenses payable	1,001	1,012
Deferred revenue	402	265
Due to affiliate	109	40
Payable for investments originated, purchased and participated	-	54,995
Offering costs payable	-	14
Total liabilities	$637,290	$594,289

NET ASSETS
Common stock, par value $.001 per share, 100,000,000 common shares authorized,
56,337,152 and 58,733,284 common shares issued and outstanding, respectively	$56	$59
Capital in excess of par value	718,241	739,443
Accumulated undistributed net investment income	20,352	21,674
Accumulated net realized gain/(loss) from investments	(60,626)	-
Net unrealized appreciation/(depreciation) on investments, net of deferred taxes	(58,103)	(31,319)
Total net assets	619,920	729,857

Total liabilities and net assets	$1,257,210	$1,324,146

NET ASSET VALUE PER SHARE	$11.00	$12.43

Medley Capital Corporation

Consolidated Statements of Operations

  (in thousands, except share and per share data)

	For the three months		For the years
	ended September 30		ended September 30
	2015	2014	2015	2014

INVESTMENT INCOME:
Interest from investments
Non-controlled/non-affiliated investments:
Cash Interest	$30,957	$26,924	$125,023	$98,196
Payment - in - Kind	2,389	1,988	8,293	10,043
Affiliated investments:
Cash Interest	167	368	1,139	1,207
Payment - in - Kind	-	121	190	469
Controlled investments:
Cash Interest	837	179	2,031	179
Payment - in - Kind	228	214	1,670	214
Total interest income	34,578	29,794	138,346	110,308
Dividend Income, net of withholding taxes	-	-	107	-
Interest from cash and cash equivalents	1	2	6	8
Fee income	2,028	8,456	10,737	29,074
Total investment income	36,607	38,252	149,196	139,390

EXPENSES:
Base management fees	5,574	5,348	22,450	17,684
Incentive fees	4,388	5,097	18,234	18,667
Interest and financing expenses	6,766	5,631	25,531	20,133
Administrator expenses	921	982	4,107	3,353
Professional fees	588	383	2,865	2,251
General and administrative	535	16	1,932	1,513
Directors fees	146	143	579	551
Insurance	136	264	562	570
Organizational expense	-	-	-	-
Total expenses	19,054	17,864	76,260	64,722
NET INVESTMENT INCOME	17,553	20,388	72,936	74,668

REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS:
Net realized gain/(loss) from investments	(42,282)	(531)	(60,910)	356
Net unrealized appreciation/(depreciation) on investments	7,414	(9,807)	(26,723)	(21,274)
Change in provision for deferred taxes on unrealized gain on investments	717	(1,206)	(61)	(1,592)
Net gain/(loss) on investments	(34,151)	(11,544)	(87,694)	(22,510)

NET INCREASE/DECREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(16,598)	$(8,834)	$(14,758)	$52,158

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS PER COMMON SHARE	$(0.29)	$0.16	$(0.26)	$1.10
WEIGHTED AVERAGE - BASIC AND DILUTED NET INVESTMENT INCOME PER COMMON SHARE	$0.31	$0.37	$1.27	$1.58
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED	57,032,056	54,876,588	57,624,779	47,366,892

DIVIDENDS DECLARED PER COMMON SHARE	$0.30	$0.37	$1.27	$1.48

ABOUT MEDLEY CAPITAL CORPORATION

Medley Capital Corporation is a closed-end, externally managed business development company ("BDC") that trades on the New York Stock Exchange (NYSE: MCC). Medley Capital Corporation's investment objective is to generate current income and capital appreciation by lending to privately-held middle market companies, primarily through directly originated transactions, to help these companies expand their businesses, refinance and make acquisitions. Our portfolio generally consists of senior secured first lien loans and senior secured second lien loans. In many of our investments, we receive warrants or other equity participation features, which we believe will increase the total investment returns. Medley Capital Corporation is externally managed by MCC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. For additional information, please visit Medley Capital Corporation at www.medleycapitalcorp.com.

ABOUT MCC ADVISORS LLC

MCC Advisors LLC is a subsidiary of Medley Management Inc. (NYSE: MDLY). Medley is a credit-focused asset management firm offering yield solutions to retail and institutional investors. Medley's national direct origination franchise, with over 80 people, is a premier provider of capital to the middle market in the U.S. As of November 11, 2015, Medley has in excess of $4.5 billion of assets under management in two business development companies, Medley Capital Corporation (NYSE: MCC) and the Sierra Income Corporation, as well as private investment vehicles. Over the past 13 years, we have invested in excess of $6.0 billion to help over 300 companies grow across 35 industries in North America. For additional information, please visit Medley Management Inc. at www.mdly.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain "forward-looking statements". Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission. Except as required by law, the Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

SOURCE: Medley Capital Corporation

Investor Relations Contact:
Sam Anderson
Medley Management Inc.
212.759.0777

Media Contact:
Liz Bruce
Fitzroy Communications
212.498.9197